Exhibit 99.1

FOR IMMEDIATE RELEASE

Benchmark Electronics Appoints Roop K. Lakkaraju as New Chief Financial Officer

SCOTTSDALE, AZ, December 18, 2017 – Benchmark Electronics, Inc. (NYSE: BHE), a global provider of manufacturing, engineering and design services, today announced the appointment of Roop K. Lakkaraju as Executive Vice President and Chief Financial Officer. Mr. Lakkaraju replaces Don Adam, who will be retiring from the Company at the end of the year.

“We are pleased to welcome Roop to the Benchmark organization,” said Paul Tufano, Benchmark’s President and CEO. “Roop is a seasoned financial executive with deep knowledge of our industry and extensive experience in the technology sector including a number of our targeted higher-value markets. Roop’s experience in both public companies and privately held entrepreneurial organizations will be invaluable as we continue to reposition the Company.”

Mr. Lakkaraju has more than 25 years of management experience in overall financial strategy including treasury, financial planning and analysis, cost management, capital allocation, and balance sheet optimization. Mr. Lakkaraju was most recently CFO at privately held Maana, a software company that has pioneered an Artificial Intelligence-driven knowledge platform. Prior to that, he has been Chief Operating Officer or Chief Financial Officer for private and public high-technology companies. Mr. Lakkaraju spent more than 5 years at Solectron Corporation including being their Interim Chief Financial Officer. Mr. Lakkaraju was an Audit and Business Advisory Manager at PricewaterhouseCoopers LLP. Mr. Lakkaraju holds a BS in Business Administration from San Jose State University.

“This is an exciting time to join Benchmark,” said Roop K. Lakkaraju, “I am looking forward to joining Paul and the executive team and contributing to the dynamic business transformation of Benchmark while maintaining a strong balance sheet and operating discipline in support of the Company’s long-term growth strategy.”

About Benchmark Electronics, Inc.

Benchmark provides worldwide integrated electronics manufacturing services (EMS), engineering and design services, and precision machining services to original equipment manufacturers in the following industries: industrial controls, aerospace and defense, telecommunications, computers and related products for business enterprises, medical devices, and test and instrumentation. Benchmark’s global operations include facilities in eight countries, and its common shares trade on the New York Stock Exchange under the symbol BHE.

For More Information, Please Contact:

Lisa K. Weeks, VP of Strategy & Investor Relations

623-300-7052 or lisa.weeks@bench.com

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